Exhibit 10(c)

WELLS FARGO BONUS PLAN
The Plan is amended effective January 1, 2009 and supersedes the Wells Fargo Bonus Plan originally effective January 1, 2000, subsequently clarified effective January 1, 2004 and January 1, 2006, and amended and restated effective January 1, 2008. Participants, incentive opportunities and Performance Measures shall be identified annually.

PURPOSE OF THE PLAN
The purpose of the Wells Fargo Bonus Plan (the “Plan”) is to motivate a select group of management, supervisory and individual contributors to achieve superior results for Wells Fargo & Company and its subsidiaries (“Wells Fargo”). The Plan is designed to provide Participants with incentive compensation opportunities that focus on individual accountability for appropriate risk management and full compliance with applicable laws and regulations, as well as individual and team contributions through the measurement of meaningful performance goals that are consistent with Wells Fargo’s corporate and business unit objectives.
The terms of the Plan are intended to comply with the requirements under any applicable law, including the Emergency Economic Stabilization Act of 2008, as amended (“EESA”). In the event the terms of the Plan are impacted by the provisions of EESA and the rules, regulations and guidance issued thereunder or any other applicable law, a Participant’s rights to or receipt of compensation under the Plan may be modified, recovered or limited to ensure compliance.
This document is comprised of three sections:
1.	Plan Eligibility

2.	Plan Components

3.	Plan Administration
For questions related to this document, policies or the administration of the Plan, please contact your Human Resources representative.
PLAN ELIGIBILITY
A.	Plan Eligibility

Subject to the following proviso, a select group of Wells Fargo management, supervisors and individual contributors who are in a position to control or influence business results are eligible to participate in the Plan (“Participants”); provided, however, that any individual who on the last day of a Plan Year is an “officer” as determined by Wells & Company’s Board of Directors for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, shall not be eligible to participate in the Plan for that Plan Year even if he or she was previously identified for participation for that Plan Year. Eligibility for participation is determined on a case-by-case basis. Business unit managers are responsible for identifying Participants within their business units prior to the beginning of the Plan Year.

The intent of the Plan is to provide incentive awards to those Participants who are not eligible for a bonus or cash incentive compensation under any other plan or written agreement with Wells Fargo. Therefore, Plan Participants who participate in any other Wells Fargo-sponsored cash incentive compensation plan are not eligible to receive an award under this Plan.

B.	Plan Qualifiers.

Page 2 of 9 Pages

For purposes of this Plan, a “Disqualifying Factor” is an event, the occurrence of which immediately invalidates a Participant’s opportunity for an incentive award. If a Participant’s incentive opportunity is subject to a Disqualifying Factor and the event occurs, the Participant shall have no incentive opportunity for that particular Plan Year.

1.
A Plan Participant must be employed by Wells Fargo as of the last day of the Plan Year in order to be eligible for an incentive award under the Plan, unless otherwise noted below or in the Plan Administration section. There will be no incentive opportunity for the Plan Year for those Participants who experience a voluntary or involuntary termination before the last day of the Plan Year. Exceptions may be made if the termination is a result of the Participant’s retirement, death or a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan as set forth in the leave of absence or death or retirement policies in the Plan Administration section.

2.
A Plan Participant must receive a performance rating of 3 or greater for the applicable Plan Year to be considered for an incentive award, unless approved for consideration by the Operating Committee member and Senior Human Resources Leader for the team member’s business group.

3.
The Corporate EPS (Earnings Per Share) threshold must be met for payout to occur under this Plan. If the threshold Corporate EPS is not met, no bonuses will be earned unless specifically authorized by the Human Resources Committee of the Wells Fargo Board of Directors (HRC). In addition, if Wells Fargo achieves or exceeds the Corporate EPS threshold, the HRC reserves the authority to adjust bonuses, up or down, in its discretion.

Business unit managers should work with their HR representative to identify any other Disqualifying Factors that may impact a Participant’s eligibility under the Plan.

In addition to the Disqualifying Factors described above, a Participant’s incentive opportunity under the Plan may be adjusted or denied, regardless of meeting individual Performance Measures or the Corporate EPS threshold, for unsatisfactory performance or non-compliance with or violation of Wells Fargo’s:

1.	Code of Ethics and Business Conduct;

2.	Information Security Policy, and/or

3.	Compliance and Risk Management Accountability Policy.
PLAN COMPONENTS

Award Opportunity	Business unit managers, working with Human Resources, shall establish an incentive target for each Participant’s position.

The incentive opportunity should be a range around the target:

Page 3 of 9 Pages

• Threshold - 50% of the target award - Satisfactory performance that falls short of target.

• Target -100% of the target award - Good, commendable on plan performance.

• Maximum - 150% of target award - Performance that exceeds expectations.

Performance Measures
A Performance Measure defines the action or resultant performance expected of a Participant in a given Plan Year.

Performance Measures may vary from year to year, from position to position or from one Participant to another. Typically each Participant should have three to five measures set by their business unit manager.

The Performance Measures should be indicators of the expected:

1. Overall financial success at the Participant’s level or of the Participant’s business unit

2. Tactical, operation achievements which will contribute to the overall success at the Participant’s level or business unit and/or

3. Major strategic milestones achieve by or on behalf of the Participant, the Participant’s business unit or Wells Fargo

Performance Measures (continued)
The business unit manager is responsible for defining the Performance Measures within the Plan. The business unit manager is encouraged to consult with the Participant and Human Resources in identifying the Performance Measures.

Performance Measures should be established for each Participant to be effective as of the beginning of the Plan Year. All Performance Measures and Award recommendations are subject to review and modification at higher levels of the organization.

Some characteristics of Performance Measures:

•    The Performance Measures should include identifiable activities and/or results for each level of achievement. Most Performance Measures (commonly referred to as “MBOs” or Management Business Objectives) should have at least three defined Performance Levels: Threshold, Target and Maximum.

Page 4 of 9 Pages

• At least one Performance Measure should have a financial objective that is linked to business group objectives.

• One Performance Measure may be based on Corporate EPS. The appropriate weighting will be determined by the business unit manager.

• Where possible, Participants should have at least one Performance Measure linked to either P&L or expense management. These measures can be set up as distinct MBOs or an additional Plan Qualifier.

• For Compliance Professionals

1. The financial goal must be tied to the financial performance of the manager who is at least one level above the Compliance Professional’s immediate supervisor.

2.       The Compliance Professional’s direct manager will evaluate the Compliance Professional’s performance measures with input from the Compliance Professional’s dotted-line manager(s). The final award recommendation under this Plan will be jointly approved by the direct manager and the dotted-line manager.

More suggestions on writing good MBOs can be obtained from HR or can be found in the Wells Fargo Bonus Plan calculator.

Measure Weighting and Scoring
While Performance Levels are designated as target, threshold and maximum, individual measures can be scored as either an all-or-nothing goal or on a scale.

Performance Measures may be weighted equally or weighted individually to correspond with the Participant’s accountability, strategic and tactical priorities, and/or the difficulty of achieving the goal.

The scores for multiple Performance Measures are aggregated to determine the final award level. The business unit manager is responsible for identifying the target, threshold and maximum Performance Levels and the scoring guides that will be used to calculate the Participant’s incentive award.

Award Calculation and Payment
Performance shall be evaluated as soon as practicable following completion of the Plan Year by the Participant’s business unit manager and/or any other manager responsible for reviewing incentive compensation awards in the Participant’s business unit. All awards under the Plan are subject to the following guidelines:

Page 5 of 9 Pages

•    Each Performance Measure is evaluated individually following the end of the Plan Year. Provided the Plan Qualifiers have been met, the Participant’s incentive award for a Plan Year is determined by adding the values determined for each Performance Measure taking into consideration any assigned weighting. The incentive award should be consistent with the overall Target Bonus opportunity identified for the Participant’s position.

• A Participant’s award may be increased or decreased by up to 15% of its value, on a discretionary basis by the manager of the Participant’s business unit.

• Incentive awards are generally calculated as a percentage of a Participant’s base salary and will be awarded no later than 75 days following the end of the Plan Year.

•    With approval from the Plan Administrator, an incentive award may be reduced in any amount or denied for unsatisfactory performance. An incentive award may also be denied if a Participant is involuntarily terminated before the date that the Participant’s incentive award is paid.

•    Awards may be paid in the form of cash or equity, or a combination thereof, in the HRC’s discretion. To the extent the HRC directs the Company to pay all or a portion of an award in the form of an equity award under the Wells Fargo & Company Long-Term Incentive Compensation Plan (the “LTICP”), the equity award will in all cases be conditioned upon and subject to the approval of the HRC and be subject to such terms and conditions as approved by the HRC in accordance with the provisions of the LTICP and reflected in the applicable award agreement.

     PLAN ADMINISTRATION
A.	Plan Administrator

The Plan Administrator is the Executive Vice President and Director of Human Resources. The Plan Administrator has full discretionary authority to administer and interpret the Plan and may, at any time, delegate to personnel of Wells Fargo such responsibilities as he or she considers appropriate to facilitate the day-to-day administration of the Plan. The Plan Administrator also has the full discretionary authority to adjust or amend a Participant’s incentive opportunity under the Plan at any time subject to the authority of the HRC to adjust bonuses as described herein.

Page 6 of 9 Pages

Plan commitments or interpretations (oral or written) by anyone other than the Plan Administrator or one of his/her delegates are invalid and will have no force upon the policies and procedures set forth in this Plan.

B.	Plan Year

Participant performance is measured and financial records are kept on a “Plan Year” basis. The Plan Year is the 12-month period beginning each January 1 and ending on the following December 31, unless the Plan is modified, suspended or terminated.

C.	Disputes

If a Participant has a dispute regarding his/her incentive award under the Plan, the Participant should attempt to resolve the dispute with the manager of his/her business unit. If this is not successful, the Participant should prepare a written request for review addressed to the Participant’s Human Resources representative. The request for review should include any facts supporting the Participant’s request as well as any issues or comments the Participant deems pertinent. The Human Resources representative will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant’s written request. (If additional time is necessary, the Participant shall be notified in writing.) The determination of this request shall be final and conclusive upon all persons.

D.	Amendment or Termination

The Board of Directors of Wells Fargo & Company (the “Company”), and the Human Resources Committee of the Board of Directors, the Company’s President, any Vice Chairman, or the Director of Human Resources may amend, suspend or terminate the Plan at any time, for any reason. No amendment, suspension or termination of the Plan shall adversely affect a Participant’s incentive award earned under the Plan prior to the effective date of the amendment, suspension or termination, unless otherwise agreed to by the Participant.

E.	Leaves of Absence

Incentive awards payable under the Plan may be pro-rated for Participants who go on a leave of absence provided the terms and conditions of the Plan have been satisfied, Participant actively worked at least three months during the Plan Year and the Participant’s performance contributed towards the achievement of some or all of the Participant’s Performance Measures. If a Participant satisfies all of the Participant’s Performance Measures, the Participant’s award should not be pro-rated. Business units should apply these criteria consistently to all Participants.

For Participants who receive notice of a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan, the Notice Period (as defined by that plan) should be considered in determining whether the Participant satisfies the three-month “actively at work” requirement. Incentive awards will be determined following the end of the Plan Year and are subject to the other terms and conditions of the Plan.

Page 7 of 9 Pages

F.	Changes in Employment Status
1.
Employees hired after the beginning of the Plan Year may be eligible to participate in the Plan. Incentive Opportunity Percentages and Performance Measures should be designed accordingly. Where Performance Measures are impractical to develop for a partial Plan Year, eligibility should be delayed until the next Plan Year.

2.
If, during the Plan Year, a Participant transfers to another business unit or receives a promotion to a new position within Wells Fargo, the Participant’s incentive award should be pro-rated provided the Participant met some or all of the Performance Measures prior to the transfer or promotion. Incentive awards will be determined following the end of the Plan Year.

G.	Death or Retirement

In the event of a Participant’s death or retirement during the Plan Year, the Participant’s incentive award may be pro-rated provided the Participant actively worked for at least three months during the Plan Year and met some or all of the Participant’s Performance Measures.

H.	Withholding Taxes

Wells Fargo shall deduct from all payments under the Plan an amount necessary to satisfy federal, state or local tax withholding requirements.

I.	Not an Employment Contract

The Plan is not an employment contract and participation in the Plan does not alter a Participant’s at-will employment relationship with Wells Fargo. Both the Participant and Wells Fargo are free to terminate their employment relationship at any time for any reason. No rights in the Plan may be claimed by any person whether or not he/she is selected to participate in the Plan. No person shall acquire any right to an accounting or to examine the books or the affairs of Wells Fargo.

J.	Assignment

No Participant shall have any right or power to pledge or assign any rights, privileges, or incentive awards provided for under the Plan.

K.	Unsecured Obligations

Incentive awards under the Plan are unsecured obligations of the Company.

L.	Pro-Rated Awards
In the event that an award needs to be pro-rated the following methodology should be used.

Page 8 of 9 Pages

The annual salary should be multiplied by the ratio of months worked during the year by the target bonus percentage.

The ratio of months worked is equal to the number of full months worked in the qualifying position divided by 12.

For example, a Participant is transfers to another position on November 1st. Their salary was $100,000 per year at the time of transfer, and they had a 10% bonus target. They achieved all their goals at target level. Their bonus would be:

M.	Code of Conduct

Violation of the terms or the spirit of the Plan and/or Wells Fargo’s Code of Ethics and Business Conduct by the Participant and/or the Participant’s supervisor, or other serious misconduct (including, but not limited to, gaming which is more fully discussed below), are grounds for disciplinary action, including disqualification from further participation in the Plan (including awards payable under the terms of the Plan) and/or immediate termination of employment.

Participants are expected to adhere to ethical and honest business practices. A Participant who violates the spirit of the Plan by “gaming” the system becomes immediately ineligible to participate in the Plan. “Gaming” is the manipulation and/or misrepresentation of sales or sales reporting in order to receive or attempt to receive compensation, or to meet or attempt to meet goals.

N.	Internal Revenue Code Section 409A

To the extent that an award is paid in cash under the Plan, Wells Fargo intends such award to qualify as a short-term deferral exempt from the requirements of Internal Revenue Code Section 409A. In the event an award payable under the Plan does not qualify for treatment as an exempt short-term deferral, such amount will be paid in a manner that will satisfy the requirements of Internal Revenue Code Section 409A and applicable guidance thereunder.

Page 9 of 9 Pages